                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                    --------

                                    FORM 8-K


                                 CURRENT REPORT
                    PURSUANT TO SECTIONS 13 OR 15(D) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934




      Date of Report (Date of earliest event reported)      July 23, 1996
                                                       ---------------------



                         DELMARVA POWER & LIGHT COMPANY
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               (Exact Name of Registrant as Specified in Charter)





    Delaware and Virginia               I-1405                51-0084283
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(State or Other Jurisdiction         (Commission          (IRS Employer
      of Incorporation)              File Number)         Identification No.)




800 King Street, P.O. Box 231, Wilmington, Delaware                  19899
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     (Address of Principal Executive Offices)                      (Zip Code)




        Registrant's Telephone Number, Including Area Code  302-429-3448
                                                            ------------




                                      None
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         (Former Name or Former Address, if Changed Since Last Report)

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Item 5. Other Events
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	The following information updates matters related to Salem Units 1 and
2 previously reported under "Item 1--Business" of Part I of Delmarva Power & Light Company's (the Company) 1995 Annual Report on Form 10-K, "Item 5--
Other Information" of Part II of the Company's Report on Form 10-Q for the quarter ended March 31, 1996, and "Item 5--Other Events" of the Company's Current Report on Form 8-K dated May 29, 1996. The following is excerpted from information reported in a news release dated July 22, 1996, by Public Service Electric and Gas Company (PSE&G), the operator of the facility referred to below, which news release was included in a Current Report on Form 8-K filed by PSE&G on the same date.

                 *                     *                     *

             Public Service Electric and Gas Company announced today (July 22, 1996) that refurbishment and comprehensive testing of its Salem 2 nuclear unit will continue well into the fourth quarter of this year.

             "We had hoped to conclude our work and return the unit to service by late August," said Leon R. Eliason, PSE&G's chief nuclear officer and president of its nuclear business unit. "In fact, while we have made substantial progress in upgrading the unit's 46 major systems, some originally identified work remains to be done. Further, as we restored some components in these systems, we determined the need for additional work and testing not anticipated in our original schedule."

             As refurbishment is being completed, Eliason said, PSE&G will conduct comprehensive integrated testing of plant systems prior to loading fuel. "This will enable us to demonstrate confidence in the work done in restoring these systems to reliable performance," he said.

             Eliason emphasized that the revised schedule for Salem 2 reflects PSE&G's commitment to safe, sustained and reliable operation of its nuclear units. "We have consistently said that we will not return the Salem units to service until they are ready to meet this standard," he said. "We are taking the appropriate time to complete our necessary work."

             PSE&G also announced today that:

             - Acquisition of unused steam generators from the unfinished Seabrook 2 nuclear unit in New Hampshire for installation at the Salem 1 nuclear unit has been completed, and removal of the replacement steam generators began last week.

             . . . .

             Eliason said no new specific target date for Salem 2's restart has been established. "Our current belief is that the unit will be ready for service late in the

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     fourth quarter," he said.  "Our overriding priority to our customers, shareholders, employees and communities in which we live and work is to achieve safe, sustained, reliable operation once it is brought back on line. We will not compromise this goal."

             PSE&G has informed the Nuclear Regulatory Commission (NRC) of its decision to extend the Salem 2 outage. Restart of the unit requires NRC concurrence.

             Eliason added that this change in the Unit 2 schedule should not impact the projected restart of Salem 1. "Our current plans call for Salem 1 to be ready for operation by mid-1997 after completion of refurbishment, including replacement of its steam generators," he said. "Our objective is to manage the work on Salem 1 so that it remains on schedule."

             The replacement steam generators for Salem 1 are now expected to be barged to the Salem site from New Hampshire by the end of October. "We are pleased to report that the most recent test results confirm that the Seabrook 2 equipment, as anticipated, is highly compatible with the Salem 1 unit and should require a minimum of modifications before installation," he said. The steam generators, including installation, will cost approximately $150 million to $170 million, Eliason said. . . .

             . . . .

             PSE&G removed Salem 1 and 2 from service on May 16 and June 7, 1995, respectively, to thoroughly assess and then make improvements in the units' equipment, personnel, and work processes. Both units had experienced operating problems over a period of years prior to their shutdown.

             During the assessment of Salem 1, extensive cracking was found in the tubes of its four steam generators. On May 23, PSE&G announced its intention to buy replacements from the Seabrook 2 unit. Since the discovery of the tube cracks in Salem 1 steam generators, PSE&G has been focusing on the restart of Salem unit 2, and that emphasis is continuing.

             The Salem station consists of two 1,100-megawatt pressurized water reactors located along the Delaware River in Salem County,
     New Jersey. PSE&G operates the station and owns 42.59% of the facility. The other co-owners are PECO Energy Company which owns 42.59%, and Atlantic Electric Company and Delmarva Power & Light
     Company, which each own 7.41%. . . .

                *                      *                      *

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                                   SIGNATURE



	Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                Delmarva Power & Light Company
                                                ------------------------------
                                                          (Registrant)



Date:   July 23, 1996                              /s/B. S. GRAHAM
                                                ------------------------------
                                                      Barbara S. Graham
                                                      Senior Vice President,
                                                      Treasurer and
                                                      Chief Financial Officer

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